Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS FIRST QUARTER 2009 RESULTS
Lake Forest, IL April 20, 2009 — Packaging Corporation of America (NYSE: PKG) today reported first quarter 2009 net income of $26 million, or $0.25 per share, compared to first quarter 2008 net income of $32 million, or $0.31 per share. Net sales for the first quarter were $512 million compared to $577 million in the first quarter of 2008.
Lower first quarter earnings, compared to 2008, were driven by the severe downturn in the economy which significantly lowered containerboard and corrugated products volume and increased downtime, reducing earnings by about $0.20 per share. In addition, higher costs for chemicals and labor and benefits reduced earnings by $0.05 per share. These items were partially offset by higher prices for containerboard and corrugated products, which increased earnings by $0.13 per share, and lower costs for recycled fiber and transportation, which increased earnings by $0.05 and $0.02 per share, respectively.
Corrugated products shipments were down 11.2% per workday and 12.6% in total, and outside sales of containerboard were down about 37,000 tons compared to last year’s first quarter. PCA’s containerboard production was 515,000 tons after taking approximately 90,000 tons of annual maintenance outage and market-related downtime. PCA increased its containerboard inventories by approximately 9,000 tons during the quarter to help compensate for the loss of almost 40,000 tons of containerboard production that will occur in April from annual maintenance outages at Counce and Tomahawk, its two largest mills.
Paul T. Stecko, Chairman and CEO of PCA, said, “Both our mills and box plants did an outstanding job in managing costs while adapting to and running at significantly lower operating rates. This allowed us to generate higher earnings than we originally expected entering the quarter. Published prices for containerboard fell by more than we anticipated during the quarter, but this decline had a much smaller effect on first quarter earnings than it will have on the second quarter.”
“Looking ahead,” Mr. Stecko added, “our second quarter earnings will be impacted primarily by lower selling prices resulting from previously published changes in prices for containerboard. In addition to Tomahawk and Counce, our Filer City mill will be down for its annual maintenance outage in May. We’ve seen a significant pick-up in corrugated products demand so far in April, but some market-related mill downtime is still likely. Considering these items, we currently estimate our second quarter earnings at about $0.15 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.4 billion in 2008. PCA operates four paper mills and 67 corrugated products plants in 26 states across the country.

Conference Call Information:

WHAT:	Packaging Corporation of America 1st Quarter 2009 Earnings Conference Call

WHEN:	Tuesday, April 21, 2009 10:00 a.m. Eastern Time

NUMBER:	(866) 847-7864 (U.S. and Canada) or (703) 639-1430 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 21, 2009 1:00 p.m. Eastern Time through May 5, 2009 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International) Passcode: 1349789
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended March 31,
(in millions, except per share data)	2009	2008
Net sales	$512.4	$577.5
Cost of sales	(402.4)	(459.4)

Gross profit	110.0	118.1
Selling and administrative expenses	(43.3)	(43.6)
Corporate overhead	(13.4)	(14.0)
Other expense, net	(3.7)	(3.4)

Income before interest and taxes	49.6	57.1
Interest expense, net	(8.7)	(6.3)

Income before taxes	40.9	50.8
Provision for income taxes	(15.2)	(18.7)

Net income	$25.7	$32.1

Earnings per share:
Basic	$0.25	$0.31

Diluted	$0.25	$0.31

Basic common shares outstanding	101.4	103.8
Diluted common shares outstanding	102.1	104.7

Supplemental financial information:
Capital spending	$27.9	$34.5
Cash balance	140.0	310.4 (1)

(1)	Includes $150 million in proceeds received from the March 2008 issuance of 6 1/2% senior notes due 2018. These proceeds were later used to repay all of the outstanding $150 million of 4 3/8% senior notes, which matured on August 1, 2008.
CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com